Exhibit 10.1

Employment AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 15, 2017, is made and entered into by and between AMREP Corporation (the “Company”), an Oklahoma corporation, and Clifford R. Martin (the “Executive”).

WHEREAS, the Company believes it is in the best interests of the Company that the Executive continue in employment with the Company through the Termination Date (defined below) and be in a position to provide assessment and advice to the Company and its Affiliates without concern that the Executive might be unduly distracted by the personal uncertainties and risks created by any earlier change in employment status.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.            Definitions. Capitalized terms shall have the meanings set forth or referred to in this Section, or in the Section in which they first appear in the Agreement:

1.1.          “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2.          “Board” means the board of directors of the Company (including any successor thereto).

1.3.          “Cause” means (i) indictment, commission of, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company or any of its Affiliates public disgrace or disrepute, or adversely affects the Company’s or any of its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, customers and suppliers; (ii) commission of an act of gross negligence, willful misconduct, fraud, embezzlement, theft or material dishonesty with respect to the Company or any of its Affiliates; (iii) breach of the Executive’s fiduciary duty of loyalty to the Company or any of its Affiliates; (iv) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (v) breach of any agreement with the Company or any of its Affiliates, including this Agreement and the Restrictive Covenant Agreement; (vi) material breach of any Company policy; (vii) excessive absence from the Company, other than regular vacations, business travel and approved leaves of absence; (viii) impeding, endeavoring to influence, obstructing, or failing to materially cooperate with an investigation authorized by the Board or similar governing body of any of its Affiliates, a self-regulatory organization or a governmental department or agency; (ix) refusal to perform the lawful directives of the Board, executive management or the responsibilities as an employee and officer of the Company; or (x) engaging in such other behavior detrimental to the interests of the Company.

1.4.          “Code” means the Internal Revenue Code of 1986.

1.5.          “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform the essential duties of his position due to a mental or physical condition, with or without a reasonable accommodation. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

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1.6.          “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, governmental authority, unincorporated organization, trust, association or other entity.

1.7.          “Severance Plan” means the AMREP Corporation Severance Plan effective March 6, 2014, as amended and as may be amended after the date hereof.

1.8.          “Termination Date” means the earlier of (i) the date two business days after the filing of the Company’s annual report on Form 10-K for the year ended April 30, 2018; (ii) on the date following written notice from the Company that Executive’s employment with the Company has been or will be terminated, (iii) on the effective date of the Executive resigning from the Company, (iv) on the date of his death or (v) on the date of his Disability, as reasonably determined by the Company.

2.            Duration of Agreement. This Agreement is effective on the date set forth above and shall terminate on the Termination Date. Unless terminated or amended in writing by the parties, this Agreement will govern the Executive’s continued employment by the Company until the Termination Date.

3.            Position; Duties. The Executive will be employed as the Company’s Treasurer, reporting directly to the Company’s Chief Financial Officer. In such position, the Executive shall perform such duties and shall have such authority consistent with such position as may be assigned to him from time to time by the Chief Financial Officer and consistent with historical practice with respect to the Executive. The Executive shall devote his best efforts and all of his business time and services to the Company and its Affiliates. The Executive shall not, in any capacity, engage in other business activities or perform services for any other Person without the prior written consent of the Chief Financial Officer. The Executive shall be paid a salary of $182,000 per year effective at the beginning of the Company’s next payroll cycle on or after the date hereof. The Executive agrees to provide no less than 30 days’ written notice to the Company prior to the effective date of the Executive resigning from the Company.

4.            Termination. The Executive’s employment with the Company shall terminate on the Termination Date. Upon cessation of his employment with the Company for any reason, unless otherwise consented to in writing by the Board, the Executive shall resign immediately from any and all officer, director, manager and other positions he then holds with the Company or its Affiliates. Upon any cessation of his employment with the Company, the Executive shall be entitled only to such compensation and benefits as described in this Section 4. Upon cessation of his employment with the Company for any reason, the Company shall pay to the Executive (i) all accrued and unpaid base salary of the Executive through the date of such cessation of employment at the time such base salary would otherwise be paid according to the Company’s usual payroll practices and (ii) any accrued but unused vacation of the Executive through the date of such cessation of employment in accordance with the Company’s policies.

4.1.          Termination without Cause. If the Executive’s employment by the Company ceases after the date hereof due to a termination by the Company without Cause or ceases on the date two business days after the filing of the Company’s annual report on Form 10-K for the year ended April 30, 2018:

4.1.1.          if the Executive is eligible for benefits under the Severance Plan, the Company shall pay to the Executive the amounts due to the Executive pursuant to the Severance Plan as in effect on the date hereof and in accordance with the provisions of the Severance Plan;

4.1.2.          the Company shall pay to the Executive the amount equal to (i) twenty thousand dollars ($20,000) minus (ii) the amount equal to (A) the number of months (including partial months) starting on September 15, 2017 and ending on the Termination Date multiplied by (B) one thousand dollars ($1,000); and

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4.1.3.          any vesting, restrictions or conditions on the sale of any stock awards made to the Executive that occurred prior to the date hereof (collectively, “Equity Awards”) shall lapse or otherwise be deemed fully vested, accelerated or otherwise satisfied, as the case may be. The previous sentence shall be deemed an amendment to any such Equity Award.

Except as otherwise provided in this Section 4.1, all compensation and benefits will cease at the time of the Executive’s cessation of employment with the Company and neither the Company nor any of its Affiliates will have any further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 4.1 are in lieu of, and not in addition to, any other plan, program or policy maintained by the Company or any of its Affiliates. Notwithstanding anything to the contrary in this Agreement, the payments described in Section 4.1 are conditioned on: (a) the Executive’s execution and delivery to the Company, and the expiration of all applicable statutory revocation periods without revocation by the Executive, by the sixtieth (60th) day following the effective date of his cessation of employment, of a general release of claims against the Company and its Affiliates substantially in the form attached hereto as Exhibit A (subject to any changes requested by the Company, the “Release”); and (b) the Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement (as defined below). The benefits described in Section 4.1 will commence to be paid on the first payroll period following the sixty (60) day period described above. Notwithstanding any other provision of this Agreement to the contrary, it is intended that any severance amount shall be intended to satisfy either (1) the safe harbor set forth in the regulations issued under Code section 409A (Treas. Regs. 1.409A-1(n)(2)(ii)) or (2) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).

4.2.          Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Section 4.1 above, then the Company’s obligation to the Executive will be limited solely to the payment to the Executive of (i) all accrued and unpaid base salary of the Executive through the date of such cessation of employment at the time such base salary would otherwise be paid according to the Company’s usual payroll practices and (ii) any accrued but unused vacation of the Executive through the date of such cessation of employment in accordance with the Company’s policies. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, neither the Company nor any of its Affiliates will have any further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract. From and after the date hereof and other than as provided in Section 4.1.1, the Executive shall not be eligible for severance benefits under any plan, program or policy maintained by the Company or any of its Affiliates and the Executive shall be deemed not to be an Eligible Employee (as defined in the Severance Plan).

5.            Adjustments to Payments.

5.1.          If any payment or benefit the Executive would receive pursuant to this Agreement or otherwise (all such payments or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such Payment being subject to the Excise Tax (the amount of such reduction, the “Cutback Amount”). If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, the Executive shall be entitled to select which Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder; provided that, if the Executive fails to so select promptly, the Company shall select which Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) will be reduced. Payments that are considered to be deferred compensation under Section 409A of the Code shall be reduced only to the extent that the complete reduction of the Payments in the preceding sentence is insufficient to eliminate the imposition of the excise tax imposed under Section 4999 of the Code.

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5.2.          If the Company believes that Section 5.1 may be applicable, it shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) days after the date on which right to a Payment is triggered (if requested at that time by the Company).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.            Restrictive Covenants. The Executive acknowledges and agrees to abide by the terms of, and agrees that his employment by the Company is contingent upon his valid and binding execution of, the Employee Confidential Information, Restrictive Covenant and Invention Assignment Agreement attached as Exhibit B (the “Restrictive Covenant Agreement”). The Executive acknowledges that the terms of the Restrictive Covenant Agreement shall continue to remain in full-force and effect following the cessation of the Executive’s employment with the Company for any reason.

7.            Miscellaneous.

7.1.          Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its Affiliates with respect to any matter (including litigation, investigations or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for the Executive’s cooperation under this Section 7.1 so as not to interfere with the Executive’s other personal and professional commitments.

7.2.          Section 409A.

7.2.1.          Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 4.1.2 hereof will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service”, then notwithstanding anything to the contrary in this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six (6) months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following such six (6) month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

7.2.2.          Notwithstanding anything to the contrary in this Agreement, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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7.2.3.          Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

7.3.          Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements, including confidentiality, non-compete, invention assignment or consulting agreements, or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.

7.4.          Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the responsibilities and duties of the Executive hereunder are personal to the Executive and may not be assigned by him. The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, merger, sale of assets or otherwise. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and any assignee expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession or assignment had taken place. For avoidance of doubt, a termination of the Executive’s employment by the Company in connection with a succession or permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as (i) the successor or assignee offers employment to the Executive (without regard to whether the Executive accepts employment with the successor or assignee) with a salary no less than the salary payable to the Executive immediately prior to such succession or assignment and at a location consistent with historical practice with respect to the Executive and (ii) the Executive is eligible to participate in the employee benefit plans, policies or arrangements maintained by such successor or assignee for its vice president-level employees generally, subject to the terms and conditions of such plans, policies or arrangements.

7.5.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

7.6.          Mandatory Arbitration Provision and Class Action Waiver. The parties hereby mutually agree that any dispute between them arising out of or relating to this Agreement must be submitted for resolution by binding arbitration in accordance with the most current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), including the Optional Appellate Arbitration Rules (“Appellate Rules”) effective November 1, 2013. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

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HOWEVER, EXECUTIVE UNDERSTANDS THAT EXECUTIVE SHALL HAVE NO RIGHT OR AUTHORITY TO HAVE ANY DISPUTE ARBITRATED AS A CLASS OR COLLECTIVE ACTION, NOR SHALL EXECUTIVE HAVE ANY RIGHT OR AUTHORITY TO JOIN ANY SUCH ACTION. FURTHER, THE ARBITRATOR SHALL HAVE NO RIGHT TO CERTIFY, CONSOLIDATE, OR COLLECTIVELY ARBITRATE MULTIPLE INDEPENDENT CLAIMS.

In addition, Executive understands that nothing in this Agreement shall prevent the Company from applying to courts where necessary to obtain emergency or temporary injunctive relief in order to prevent irreparable harm pending arbitration of the dispute between the parties.

Binding arbitration under this Agreement shall be conducted in Montgomery County, Pennsylvania, unless the parties mutually agree to another location. The arbitration shall be conducted before a neutral arbitrator selected by both parties from the AAA’s Employment Dispute Resolution Roster. Costs of the arbitration will be governed by the AAA’s Employment Arbitration Rules and Mediation Procedures. The Federal Rules of Civil Procedure and any comparable state rules shall not apply to the binding arbitration; however, the parties will be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall issue a written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based.

The arbitrator shall be authorized to award whatever remedies are allowed by law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to, and decided by, the arbitrator. Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

A demand for arbitration must be submitted within the appropriate statute of limitations period under governing law. Any demand for arbitration made to the Company must be in writing and delivered by hand or first class mail to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: Chief Financial Officer, with a copy to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: General Counsel (or to such other address that may be designated by the Company from time to time in accordance with Section 7.12). The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

In the event that any portion of the Appellate Rules is deemed invalid, void or unenforceable, the right of either party to appeal from an arbitration award shall be abolished and the arbitration award shall be final and binding.

7.7.          Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.8.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

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7.9.          Attorneys’ Fees. In the event that any party institutes any legal suit, arbitration, action or proceeding against the other party arising out of or relating to this Agreement, the Release or the Restrictive Covenant Agreement, the prevailing party in the suit, arbitration, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including attorneys’ fees and expenses and court costs.

7.10.         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits refer to the Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Each Affiliate of the Company is an intended beneficiary/third party beneficiary of this Agreement and each Affiliate of the Company shall have the right to enforce any breach of the provisions this Agreement.

7.11.         Survival. This Agreement will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

7.12.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth below (or to such other address that may be designated by a party from time to time in accordance with this Section 7.12):

•	Executive: to the address contained in his personnel file.

•	Company: 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: Chief Financial Officer, with a copy to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: General Counsel.

7.13.         Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.14.         Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

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7.15.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Either party may copy this completed Agreement for electronic storage in a non-editable format, at which time the paper form of this Agreement may be destroyed. Each party agrees that following the electronic storage of this Agreement, any hardcopy printout of that electronically stored information will constitute an original of this Agreement.

7.16.         Entire Agreement; Amendments. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its authorized representative, and the Executive has executed this Agreement, in each case on the date first above written.

AMREP Corporation

By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: President and Chief Executive Officer

/s/ Clifford R. Martin
Clifford R. Martin

EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given as of ______________, 20__ by Clifford R. Martin (the “Executive”).

WHEREAS, the Executive’s employment with AMREP Corporation (the “Company”), an Oklahoma corporation, has terminated; and

WHEREAS, pursuant to Section 4.1 of the Employment Agreement, dated as of September 15, 2017 (the “Agreement”), by and between the Company and the Executive, the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to his execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of these premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Executive agrees as follows:

1.          Consideration. The Executive acknowledges that: (i) the payments set forth in Section 4.1 of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar plan, program or policy maintained by the Company or any of its Affiliates and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his employment. The Executive further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Section 4.1 of the Agreement would not otherwise be due to him.

2.          Executive’s Release. The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys, accountants and agents and the heirs and executors of same (collectively, the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, debts, liabilities, common law or statutory claims of any kind (including claims for damages, costs, expenses and attorneys’, brokers’, accountants’ and other professionals’ and consultants’ fees and expenses), whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known (collectively, “Claims”), which the Executive ever had or now has against the Releasees, or any one of them, arising out of or relating to his employment with the Company occurring up to and including the date of this Release. This Release specifically includes:

2.1.          any and all Claims for wages and benefits including salary, stock options, stock, royalties, commissions, license fees, health and welfare benefits, severance pay, bonuses and vacation, paid time off or other time off pay;

2.2.          any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

2.3.          any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability or handicap, in violation of any federal, foreign, state, or local statute, ordinance, judicial precedent or executive order, including claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1000, et seq. (“ERISA”); the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Law; the Pennsylvania wage and hour laws; the Pennsylvania Whistleblower Law; the New Jersey Civil Rights Act; the New Jersey Law Against Discrimination; the New Jersey wage and hour laws; the New Jersey Conscientious Employee Protection Act; or any other comparable state statute or local ordinance;

2.4.          any and all Claims under any federal, foreign, state or local statute relating to employee benefits or pensions;

2.5.          any and all Claims in tort, including any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

2.6.          any and all Claims for attorneys’ fees and costs.

The Executive acknowledges that he has received from the Company all wages, expense reimbursements, accrued but unused vacation, paid time off or other time off pay and incentive compensation of all types, including deferred or foregone salary or cash or equity compensation, due and owing to the Executive by the Company. The Executive hereby waives all claims or entitlement to any deferred salary, and to any unvested stock option or other unvested equity grants.

The Executive acknowledges and represents that neither the Company nor any of its Affiliates has violated or denied the Executive any right under the Family Medical Leave Act (including any similar law under state law, “FMLA”), or any other federal, foreign, state or local law, statute or ordinance. The Executive acknowledges and agrees that neither the Company nor any of its Affiliates has interfered with, restrained, or denied the exercise of or the attempt to exercise any rights under the FMLA, and that neither the Company nor any of its Affiliates has discriminated against or retaliated against the Executive in any way regarding the exercise of any rights under the FMLA. The Executive further acknowledges and represents that, as of the date of the execution of this Release, the Executive has suffered no on-the-job or work-related accident or injury, occupational disease or disability whether temporary, permanent, partial, or total.

The Executive expressly represents that the Executive has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Releasee arising out of or in any way related to the Executive’s employment by the Company or any of its Affiliates or the termination of that employment, other than an action to enforce the Agreement.

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The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

Notwithstanding anything to the contrary in this Release, the Executive does not waive or release any Claims for vested rights or benefits under any retirement plan of the Company or any rights under any vested stock option or other vested equity grants executed by the Company.

3.            Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein. The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company. The Executive agrees to not enter onto the premises of the Company or any of its Affiliates unless expressly invited to do so by an officer of the Company or such Affiliate, as applicable.

4.            Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. This Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

5.            Challenge. If the Executive violates any provisions of the Agreement, the Restrictive Covenant Agreement or this Release, no further payments, rights or benefits under Section 4.1 of the Agreement will be due to the Executive and any such payments, rights or benefits received by the Executive shall be immediately returned to the Company. In the event that the Company learns within ninety (90) days following execution of this Release of any conduct or circumstances for which the Executive could have been terminated for Cause (as defined in the Agreement) had the Company been aware of such conduct or circumstances on the date of termination, no further payments, rights or benefits under Section 4.1 of the Agreement will be due to the Executive and any such payments, rights or benefits received by the Executive shall be immediately returned to the Company.

6.            No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any of its Affiliates to the Executive. There have been no such violations, and the Executive acknowledges that the Company and each of its Affiliates specifically deny any such violations.

7.            Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

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8.            Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that he has been given at least [TWENTY-ONE (21)/FORTY-FIVE (45)]1 days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the 7-day revocation period has expired. If the Executive elects to revoke his acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven (7) days after the date the Executive accepted this Release) to the Company’s principal office and addressed to the attention of the Board.

9.            Representations and Warranties. The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he is bound by, and agrees to be bound by, his post-employment obligations set forth in the Agreement and the Restrictive Covenant Agreement.

10.           Interpretation. For purposes of this Release, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Release as a whole. Unless the context otherwise requires, references herein: (x) to Sections refer to the Sections of this Release; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Release shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Each Affiliate of the Company is an intended beneficiary/third party beneficiary of this Release and each Affiliate of the Company shall have the right to enforce any breach of the provisions this Release.

11.           Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

12.           Mandatory Arbitration Provision; Class Action Waiver: The Company and the Executive hereby mutually agree that any dispute between them arising out of or relating to this Release must be submitted for resolution by binding arbitration in accordance with the most current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), including the Optional Appellate Arbitration Rules (“Appellate Rules”) effective November 1, 2013. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

1As applicable based on the advice of counsel. If 45-day consideration period is applicable, this Release will be revised based on advice of counsel to comply with applicable law.

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HOWEVER, THE EXECUTIVE UNDERSTANDS THAT THE EXECUTIVE SHALL HAVE NO RIGHT OR AUTHORITY TO HAVE ANY DISPUTE ARBITRATED AS A CLASS OR COLLECTIVE ACTION, NOR SHALL THE EXECUTIVE HAVE ANY RIGHT OR AUTHORITY TO JOIN ANY SUCH ACTION. FURTHER, THE ARBITRATOR SHALL HAVE NO RIGHT TO CERTIFY, CONSOLIDATE, OR COLLECTIVELY ARBITRATE MULTIPLE INDEPENDENT CLAIMS.

In addition, the Executive understands that nothing in this Release shall prevent the Company from applying to courts where necessary to obtain emergency or temporary injunctive relief in order to prevent irreparable harm pending arbitration of the dispute between the parties.

Binding arbitration under this Release shall be conducted in Montgomery County, Pennsylvania, unless the Company and the Executive mutually agree to another location. The arbitration shall be conducted before a neutral arbitrator selected by both parties from the AAA’s Employment Dispute Resolution Roster. Costs of the arbitration will be governed by the AAA’s Employment Arbitration Rules and Mediation Procedures. The Federal Rules of Civil Procedure and any comparable state rules shall not apply to the binding arbitration; however, the parties will be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall issue a written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based.

The arbitrator shall be authorized to award whatever remedies are allowed by law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to, and decided by, the arbitrator. Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

A demand for arbitration must be submitted within the appropriate statute of limitations period under governing law. Any demand for arbitration made to the Company must be in writing and delivered by hand or first class mail to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: Chief Financial Officer, with a copy to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: General Counsel (or to such other address that may be designated by the Company from time to time). The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

In the event that any portion of the Appellate Rules is deemed invalid, void or unenforceable, the right of either party to appeal from an arbitration award shall be abolished and the arbitration award shall be final and binding.

13.         Facsimile. A signed copy of this Release delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Release. Either party may copy this completed Release for electronic storage in a non-editable format, at which time the paper form of this Release may be destroyed. Each party agrees that following the electronic storage of this Release, any hardcopy printout of that electronically stored information will constitute an original of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

Clifford R. Martin

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EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION, RESTRICTIVE COVENANT
AND INVENTION ASSIGNMENT AGREEMENT

Dated as of September 15, 2017

Employee:	Clifford R. Martin

Employer:	AMREP Corporation (“Employer”)

In consideration of Employer agreeing to enter into the Employment Agreement, dated as of the date hereof, by and between the Employer and the Employee, I agree to this Employee Confidential Information, Restrictive Covenant and Invention Assignment Agreement (this “Agreement”) as follows:

This Agreement sometimes refers to my “Employment.” I understand that my “Employment” means the entire period during which I am employed by Employer, including all times during and after work hours, whether I am actively employed or on any kind of leave or absence, and whether I am employed full-time or part-time. In addition, it is understood that Employment includes all periods commencing from my start date with Employer through and including my end date with Employer. Furthermore, I understand that “Company” means Employer or any of its affiliates, together with any of their respective predecessors, successors or assigns.

NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO CONSTITUTE A PROMISE OR CONTRACT OF EMPLOYMENT FOR A SPECIFIC TERM OR PERIOD. THE EMPLOYMENT RELATIONSHIP IS “AT-WILL” AND, THEREFORE, EMPLOYER HAS THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR PRIOR NOTICE, AT ITS SOLE DISCRETION.

1.          Employer Confidential Information. During the term of this Agreement, and at all times following the voluntary or involuntary termination of my Employment for any reason whatsoever, I agree to hold in the strictest confidence, not to use (except for the benefit of the Company) and not to disclose to any person or entity (directly or indirectly) any Confidential Information that I obtain or create during my Employment, unless Employer grants me authorization to do otherwise.

I understand that “Confidential Information” means all of the Company’s business, technical and other proprietary information, as well as any Company information which is not generally known by the public (other than as a result of a disclosure directly or indirectly by me). Such information is Confidential Information no matter how I learned of it – whether disclosed to me, directly or indirectly, in writing, orally, by drawings or inspection of documents or other tangible property or in any other manner or form, tangible or intangible. I understand specifically that Confidential Information includes the following types of information:

•	information belonging to others who have entrusted such information to the Company, as further described in Section 6 below;

•	information that would not have been known to the public generally other than as a result of a disclosure directly or indirectly by me;

•	information concerning research, inventions, discoveries, developments, scientific information, techniques, processes, formulae, technology, designs, drawings, engineering, specifications, algorithms, finances, sales or profit figures, financial plans, customer lists, operations, financial condition, results of operations, projections, strategies, marketing information, employees, prospective employees, customers, prospective customers, investors, potential investors, business plans, contracts, markets, investing plans, product plans, marketing, cost information, distribution or sales methods or systems, products, services, production plans, system implementation plans, business concepts, supplier or vendor information, business procedures or business operations related thereto, and other financial and business information relating to the Company;

•	all computer software (in source, object or other code forms and including all programs, modules, routines, interfaces and controls), data, databases, Internet designs and strategies, files and any documentation protocols and specifications related to the foregoing;

•	all know-how and trade secrets;

•	all unpublished copyrightable material;

•	any use, model, variation, application, reduction to practice, discussion and any other communication or information in, regarding or relating to, or usable in or with any of the goods or services made, used or sold by the Company; and

•	any and all notes, documentation, analyses, compilations, studies, reproductions, copies or other documents prepared by me or any other person containing or reflecting or based upon, in whole or in part, any such information.

2.         Use of Confidential Information. I will use Confidential Information solely in connection with my Employment or pursuant to the written approval of my supervisor, and not for any other purpose, including in any way detrimental to the Company. During the term of this Agreement, and at all times following the voluntary or involuntary termination of my Employment for any reason whatsoever, I will maintain the strict confidentiality of any Confidential Information provided to me and will not disclose any part of it to any other person not currently employed by Employer or any of its affiliates, unless Employer grants me authorization to do otherwise. I will treat the Confidential Information with the same degree of care as I would my own confidential information, but in no event with less than reasonable care. I agree not to, other than in the ordinary course of business, directly or indirectly, copy, take or remove from the Company’s premises any of the Company’s books, records, files, customer lists, documents or materials, including any Confidential Information, or copies of any of the foregoing, without the prior written consent of Employer. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or entity.

I understand that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any Government Agencies.

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3.          Subpoenas, etc. If I become required by law or applicable legal process to disclose any Confidential Information, I will provide Employer with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, and I will provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, I am legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, I may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information that is legally required to be disclosed; provided, however, that, if requested in writing by the Company, I will exercise my best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information by such tribunal.

4.          No License to Confidential Information. The Company shall retain the entire right, interest and title to its Confidential Information. No license outside of my Employment under any patent, copyright, trademark, other intellectual property right or any application therefor is hereby granted or implied by the provision of Confidential Information to me. I shall not alter or obliterate any trademark or any other proprietary mark or notice thereof of the Company on any copy of the Confidential Information, and I shall reproduce any such mark or notice on all copies of the Confidential Information.

5.          Third Party Information Held by Employee. I recognize that I may have access to confidential information of former employers or other persons or entities with whom I have an agreement or duty to keep such information confidential. I will not use any such information in my Employment, I will not disclose any such information to the Company or any of its directors, managers, officers, agents, affiliates or other employees, or induce any of them to use any such information, and I will not bring onto the premises of the Company any such information in any form, unless such person or entity has granted me authorization to do so.

6.          Third Party Information Held by the Company. I recognize that the Company has received, and in the future shall receive, from other persons or entities information that is confidential to such person or entity; and, therefore, such persons or entities require the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. Consistent with the Company’s agreement with such persons or entities, I agree to hold in the strictest confidence, not to use (except as necessary to carry out my duties for Employer) and not to disclose to any person or entity (directly or indirectly) any such information, unless Employer grants me authorization to do otherwise.

7.          Employer Property; Return. I will not remove (either physically or electronically) any property belonging to the Company from the Company’s premises, except as required in the ordinary course of my Employment, unless Employer grants me authorization to do so. Promptly upon the termination of my Employment, and earlier if Employer so requests at any time, I shall deliver to Employer (and shall not keep copies in my possession or deliver to anyone else) all of the following items:

•	documents and other materials containing or comprising Confidential Information, including in particular, but not limited to, all software, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches and notebooks, whether hard copies or electronic copies; and

•	tangible property and equipment or other materials belonging to the Company (whether or not containing or comprising Confidential Information) or otherwise relating to the Company, its business, its properties, its investments or its investors, including in particular, but not limited to, laptop computers, devices, solutions, samples, models, marketing materials, brochures, purchase order forms and letterhead, and all reproductions and copies of such things.

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8.          Securities Laws. I acknowledge that I am aware that applicable securities laws prohibit any person who has material, non-public information concerning the Company or any other entities from purchasing or selling any securities of the Company or such other entities, including AMREP Corporation, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. I acknowledge that I may possess material non-public information about the Company or its Affiliates and therefore acknowledges and agrees that until the date three (3) months after the effective date of this Agreement, I will be subject to and will comply with the Company’s insider trading policy to the extent that I am in possession of material non-public information regarding the Company, its Affiliates or its or their securities.

9.          Assignment of Inventions. I shall promptly make full disclosure to Employer of all Inventions and Works. I understand that “Inventions” means any and all inventions, original works of authorship (including designs, trademarks, service marks and drawings, whether manual or electronic), findings, conclusions, data, discoveries, developments, concepts, modeling tools, designs, improvements, trade secrets, techniques, formulae, processes and know-how, whether or not patentable or registrable under patent, copyright or similar laws, that I may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, during my Employment. I also understand that “Works” means any original work of authorship that is made by me (solely or jointly with others) during my Employment. I shall hold all Inventions and Works in trust for Employer. This Agreement does not apply to any Inventions made by me prior to my Employment.

I recognize and agree that during my Employment, Employer solely and exclusively owns all Inventions and Works, as well as any and all inherent and appurtenant moral rights and intellectual property rights, including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”) related thereto, except as stated in Section 11 below. I hereby, without additional payment or consideration, assign, transfer and convey to Employer all of my worldwide right, title and interest in and to all Inventions and Intellectual Property Rights.

I further recognize and agree that all Works and which are protectable by copyright (including all original hard copy and electronic drawings and any manuals, instructions or other written product) are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any Work may not, by operation of any law, be a work made for hire, I hereby, without additional payment or consideration, assign, transfer and convey to Employer all of my worldwide right, title and interest in and to such Work and all Intellectual Property Rights relating to it. I will treat all Inventions and Works, as well as any Intellectual Property Rights related thereto, as Confidential Information, until and unless such Inventions, Works or Intellectual Property Rights are determined to be excluded from this Agreement by way of Section 11 below

10.         Further Assurances. Upon the request of Employer, I shall execute and deliver any and all documents and instruments and do such other acts that may be necessary or desirable to evidence the assignment and transfer described in Section 9. I shall do the same to enable Employer to secure its sole and exclusive rights in the Inventions, Works and related Intellectual Property Rights, or to apply for, prosecute and enforce Intellectual Property Rights with respect to any Inventions or Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right, in each case in any and all jurisdictions. I agree to disclose to Employer all pertinent information and data with respect to Inventions, Works and related Intellectual Property Rights. If Employer is unable for any other reason to secure my signature on any document described above, then I hereby irrevocably designate and appoint, which appointment is coupled with an interest, Employer and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such documents or instruments (including any applications, assignments and transfers) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by me.

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11.         Exceptions to Employer Ownership. The only exception to Employer’s ownership of Inventions, Works and Intellectual Property Rights are ones (a) for which no equipment, supplies, facilities or proprietary intellectual property or trade secret information of Employer are used and (b) that are developed on my own time.

12.          Noncompetition and Nonsolicitation. For a period from the date of this Agreement through the termination of my Employment with Employer and for a period from the termination of my Employment with Employer through the last day of the month in which I cease receiving cash severance benefits from the Company, I hereby agree that, regardless of the reason for termination, without obtaining the prior written consent of Employer, I will not, nor will any of my affiliates or representatives, (a) on my own behalf, on behalf of any other party, circumvent, interfere with, or assist any other party in circumventing, or interfering with the business of the Company; (b) own, manage, operate, finance, conduct business, engage, directly or indirectly, alone or as greater than a 2% shareholder, partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business that is competitive with the business of the Company; (c) solicit, attempt to solicit business, do business with, accept or divert business from or otherwise interfere with the Company’s relationship with any person (i) which, during the time of my employment with Employer was an investor, lender, client, customer or had a business relationship with the Company or (ii) to which the Company had made a proposal or presentation within the nine-month period prior to my termination of employment; and (d) employ or solicit for employment any employee of the Company, induce any employee of the Company to terminate such employee’s employment with the Company or offer employment to anyone the Company hires, or hire any person whom I know the Company has offered employment. Notwithstanding the foregoing sentence, Employer expressly acknowledges that I may accept employment with a large multi-unit employer that possesses a unit that engages in business that is competitive with the business of the Company; provided, that I do not work in or with, or give advice to, the unit engaged in the business that is competitive with the business of the Company, and provided further that I notify the Company in writing no later than the third day after I accept an offer of employment from the non-competing unit of such a multi-unit employer.

13.         Non-Disparagement. I agree that I will not, at any time, disparage the Company, any of its Affiliates or any of the people or organizations associated with it or them currently, in the past, or in the future; and that I will not otherwise do or say anything that would harm their business or reputation. I shall not hold myself out to any customers or any other third parties as a representative or employee of the Company or any of its Affiliates.

14.         Duration. This Agreement is binding during my Employment and shall survive any termination of my Employment.

15.         Reasonableness of Restrictions; Remedies. I acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that Employer would not have established an employment relationship with me in the absence of such restrictions, and that any violation of any provision of this Agreement will cause irreparable harm to the Company. I represent that my experience and capabilities are such that the non-competition and non-solicitation provisions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with Employer. I further represent and acknowledge that (a) I have been advised by Employer to consult my own legal counsel in respect of this Agreement and (b) that I have had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with my counsel.

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I agree to indemnify and hold the Company and each of its shareholders, members, directors, managers, officers, agents, affiliate or other employees harmless from any damages, losses, liabilities, obligations, fines, penalties, diminution in value (based on a multiple of earnings or otherwise), lost profit, incidental damages, deficiencies, demands, claims, suits, actions, causes of action, assessments, taxes, costs and expenses (including attorneys’ fees and expenses) arising out of any breach of this Agreement by me. I acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached. Therefore, the Company shall be entitled to equitable relief, including an injunction and specific performance, without the necessity of proving actual damages, without the need to post bond or any other security and without being required to submit proof of economic value of any Confidential Information, in the event of any breach of the provisions of this Agreement by me, in addition to all other remedies available to the Company at law or in equity.

I agree that, in the event the restrictions contained in this Agreement are not fully complied with, the period of the restrictions shall be extended to commence with the date of full compliance and to run fully thereafter, reduced only by the length of time, if any, between the cessation of my employment and the first violation of these restrictions.

16.           Miscellaneous.

(a)          No failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement embodies the entire agreement and understanding between Employer and I with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements and understandings with respect to the subject matter hereof. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may not be amended except upon the written consent of Employer and my written consent. No provision hereof may be waived except upon written consent of Employer.

(b)          I understand that the restrictive covenants set forth in this Agreement shall be construed as provisions independent of any other provision in this Agreement or in any other agreement by, between, among, or affecting me and the Company, and the existence of any claim or cause of action by me against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

(c)          For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections refer to the Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Each affiliate of the Company is an intended beneficiary/third party beneficiary of this Agreement and each affiliate of the Company shall have the right to enforce any breach of the provisions this Agreement.

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(d)          All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth below (or to such other address that may be designated by a party from time to time in accordance with this Section 16(d)):

•	Employee: to the address contained in his personnel file.

•	Employer: 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: Chief Financial Officer, with a copy to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: General Counsel.

(e)          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicts of laws provisions or rule of any jurisdiction that would cause the substantive laws of any other jurisdiction to apply.

(f)          The parties hereby mutually agree that any dispute between them arising out of or relating to this Agreement must be submitted for resolution by binding arbitration in accordance with the most current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), including the Optional Appellate Arbitration Rules (“Appellate Rules”) effective November 1, 2013. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

HOWEVER, I UNDERSTAND THAT I SHALL HAVE NO RIGHT OR AUTHORITY TO HAVE ANY DISPUTE ARBITRATED AS A CLASS OR COLLECTIVE ACTION, NOR SHALL I HAVE ANY RIGHT OR AUTHORITY TO JOIN ANY SUCH ACTION. FURTHER, THE ARBITRATOR SHALL HAVE NO RIGHT TO CERTIFY, CONSOLIDATE, OR COLLECTIVELY ARBITRATE MULTIPLE INDEPENDENT CLAIMS.

In addition, I understand that nothing in this Agreement shall prevent the Company from applying to courts where necessary to obtain emergency or temporary injunctive relief in order to prevent irreparable harm pending arbitration of the dispute between the parties.

Binding arbitration under this Agreement shall be conducted in Montgomery County, Pennsylvania, unless the parties mutually agree to another location. The arbitration shall be conducted before a neutral arbitrator selected by both parties from the AAA’s Employment Dispute Resolution Roster. Costs of the arbitration will be governed by the AAA’s Employment Arbitration Rules and Mediation Procedures. The Federal Rules of Civil Procedure and any comparable state rules shall not apply to the binding arbitration; however, the parties will be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall issue a written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based.

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The arbitrator shall be authorized to award whatever remedies are allowed by law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to, and decided by, the arbitrator. Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

A demand for arbitration must be submitted within the appropriate statute of limitations period under governing law. Any demand for arbitration made to the Company must be in writing and delivered by hand or first class mail to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: Chief Financial Officer, with a copy to 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462, Attention: General Counsel (or to such other address that may be designated by the Company from time to time in accordance with Section 16(d)). The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

In the event that any portion of the Appellate Rules is deemed invalid, void or unenforceable, the right of either party to appeal from an arbitration award shall be abolished and the arbitration award shall be final and binding.

(g)          I may not assign or otherwise transfer this Agreement or any of my rights or obligations hereunder without the prior written consent of Employer. Employer reserves the right to assign its rights under this Agreement, including to any purchaser of all or any portion of its assets (including by way of merger, consolidation or purchase of assets). This Agreement shall be binding upon and inure to the benefit of Employer and my benefit, and our successors and permitted assigns. If any portion or provision of this Agreement shall to any extent be held to be invalid, illegal or unenforceable by a court of competent jurisdiction or by an arbitrator in accordance with Section 16(f), (i) then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so determined invalid, illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law and (ii) the parties agree that the court or arbitrator making such determination shall have the power to delete, amend or reduce the duration or scope of, the provision thus determined to be invalid, illegal or unenforceable to the extent necessary for said provision to be determined valid, legal and enforceable, such deletion or reduction to apply only with respect to the operation of this Agreement in the particular jurisdiction or arbitration in which such determination is made.

(h)          Nothing contained in this Agreement shall be construed as giving me any right to be retained in the employ of Employer or any of its affiliates.

(i)          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION, AND HEREBY ACKNOWLEDGE RECEIPT OF A COPY OF SUCH AGREEMENT. OTHER AS STATED HEREIN, NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY AND INTENDING TO BE LEGALLY BOUND.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM WAIVING THE ABILITY TO FILE A LAWSUIT IN COURT TO CHALLENGE ANY ACTION THAT IS COVERED BY THIS AGREEMENT.

/s/ Clifford R. Martin
Clifford R. Martin

Dated: September 15, 2017

Agreed and acknowledged as of September 15, 2017:

AMREP Corporation

By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: President and Chief Executive Officer

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